Exhibit 99.1

Genworth Completes Sale of its Stake in Genworth MI Canada Inc. to Brookfield Business Partners

Richmond, VA (December 12, 2019) – Genworth Financial, Inc. (NYSE: GNW) today announced the closing of the sale of its majority stake in Genworth MI Canada Inc. (Genworth Canada) to Brookfield Business Partners (NYSE: BBU) (TSX: BBU.UN).

As previously disclosed, the purchase price was CAD$48.86 per share, reflecting a total transaction value of approximately CAD$2.4 billion. The purchase price was subject to certain adjustments, including Genworth Canada’s payment of a special dividend in October 2019 to Genworth. The net cash proceeds, including the aggregate amount of the special dividend paid in October 2019 and adjustments for foreign exchange, fees and expenses, were approximately USD$1.8 billion.

In connection with but prior to the closing, Genworth completed an internal reorganization whereby Genworth contributed 100% of its ownership interest in Genworth Mortgage Holdings, Inc. (GMHI) to Genworth Holdings, Inc. (Genworth Holdings). As a result of this contribution, Genworth Holdings now owns 100% of GMHI, which owns 100% of the issued and outstanding voting securities of Genworth’s U.S. mortgage insurance companies, including Genworth Mortgage Insurance Corporation.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

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Contact Information:

Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

United States

Investors: Media:	investorinfo@genworth.com Julie Westermann, 804 662.2423 julie.westermann@genworth.com